MASTER LICENSE AGREEMENT

BY AND BETWEEN

JAVA DETOUR

AND

PATRICK LEE

TABLE OF CONTENTS

EXHIBITS

MASTER LICENSE AGREEMENT

This Agreement is made and entered into by and between Java Detour, a California corporation as Master Licensor (hereinafter referred to as "Java Detour"), with its principal offices located at 2121 Second St., Building C, Suite 105, Davis, CA 95618 and Patrick Lee (hereinafter referred to as "Master Licensee"), a citizen of Ireland.

WHEREAS, Java Detour has developed technology, products and a drive through retail coffee marketing process, some of which embodies confidential, proprietary and trade secret information belonging to Java Detour, and

WHEREAS, Java Detour, as a result of the expenditure of substantial time, skill, effort and money, has developed business methods, technical knowledge and marketing concepts including trade secrets, commercial ideas, advertising materials, business forms, distinctive signs, trade dress, architectural design, uniforms and employee training techniques, that taken together comprise a unique and proprietary system ("System") for the operation of Java Detour stores, and

WHEREAS, Java Detour is the owner of the trademarks and service marks "Java Detour" and "Cold Rush" in both logo and word form as well as other trademarks, service marks and logos used in connection with the operation of such businesses in the United States, and identifies or intends to identify the operation of such businesses with the trademark and service mark Java Detour and other trademarks, service marks and logos; and

WHEREAS, Java Detour has the exclusive right outside of the United States of America to use the Java Detour Marks, the Java Detour Technology, products and its System in order to own and operate, and to enter into Master License Agreements and franchise agreements authorizing others to own and operate businesses which sell or otherwise deal in the Licensed Products; and

WHEREAS, Master Licensee desires to acquire an exclusive right to own and operate, and to license others to own and operate, Java Detour stores in the Territory described as Ireland and Northern Ireland ("Territory").

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, Java Detour and Master Licensee agree as follows:

1. DEFINITIONS.

As used herein:

(a) "Java Detour Technology" shall mean and include the specialized skills, procedures and techniques developed by Java Detour, which include confidential, proprietary and trade secret information of Java Detour, for providing Licensor Services/Products (defined below) and the operation of a business under this Agreement.

(b) "Java Detour Marks" shall mean and include the mark Java Detour® and such other trademarks, service mark and logos as are listed in Exhibit A hereto or as may be authorized in writing by an officer of Java Detour from time to time.

(c) "Licensor Services/Products" shall mean Java Detour stores and products appropriate for such, all provided according to or meeting the standards and specifications promulgated by Java Detour from time to time.

(d) "Trade Secrets" shall mean all products, information, knowledge, know-how, data and techniques embodied in the System and designated or treated by Java Detour as confidential, proprietary or trade secrets, including but not limited to information and techniques set forth in the Operations Manual (as further referred to in Section 15), and in other directives, news bulletins and communications to Master Licensee. Without limiting the foregoing, Trade Secrets shall include customized products developed by Master Licensee and Master Licensee's sub franchisees.

(e) "Company-owned sub franchisee" shall mean any sub franchisee owned in whole or part by Master Licensee or by any person or entity that has an ownership interest in or is otherwise related to Master Licensee.

(f) "Company-owned location" shall mean any location, office or base of operation, however denominated, which is owned and operated by Master Licensee for the performance and sale of Licensor Services/Products.

(g) All references in this Agreement to the terms "owner of an interest in Master Licensee" and "shareholder of Master Licensee", and all similar references to ownership interest in Master Licensee, however evidenced, shall refer jointly and severally, to the owner or owners of any interest (i) in Master Licensee or (ii) in any entity that has an ownership interest in Master Licensee, either directly or indirectly through one or more intervening entities.

2. GRANT OF LICENSE.

Subject to the terms, conditions and reservations hereinafter described and so long as the terms and conditions of this License are complied with, Java Detour hereby grants to Master Licensee the exclusive right and license to: (i) use the Java Detour Technology and the Java Detour® Marks in connection with promoting and providing Licensor Services/Products in the Territory; (ii) grant to others the right to use the Java Detour Technology and the Java Detour® Marks in connection with promoting and providing Licensor Services/Products in the Territory; and (iii) grant the right to promote and provide services and products relating to Licensor Services/Products in the Territory. For so long as Master Licensee is in compliance with the terms of this Agreement, including compliance with the Operations Manual, Java Detour agrees that it will not, during the term of this Agreement and any extension hereof, provide Licensor Services/Products or license other master licensees or sub franchisees to promote and provide Licensor Services/Products in the Territory. Master Licensee acknowledges and agrees that the right and license granted in this Agreement is limited to the Territory, and confers no rights on Master Licensee with respect to the Java Detour Technology or the Java Detour Marks outside

the Territory. Java Detour reserves all rights not expressly granted to Master Licensee under this Agreement.

Java Detour reserves the right to require that Master Licensee's right to provide Licensor Services/Products (as distinguished from Master Licensee's right to grant sub franchises) be exercised only through Company-owned sub franchisees under separate sub franchise agreements.

3. USE AND REGISTRATION OF JAVA DETOUR MARKS.

Master Licensee understands and agrees that the Java Detour Marks possess substantial goodwill and reputation, and connote a certain standard of quality in connection with Licensor Services/Products provided in the United States. Master Licensee agrees not to commit any act or engage in any conduct that adversely affects any of the Java Detour Marks. Master Licensee agrees to promptly notify Java Detour of any attempt by any party other than Master Licensee or its sub franchisees to use the Java Detour Marks in the Territory.

Java Detour reserves the right to add or substitute different trade names, service marks, trademarks and indicia of origin for the Java Detour® Marks for use in identifying the System and the businesses operated thereunder. In such event, Java Detour may require Master Licensee to discontinue or modify Master Licensee's use of any of the Java Detour Marks or to use one or more additional or substitute trade names, service marks, trademarks and indicia of origin.

Neither Master Licensee nor any sub franchisee shall use any of the Java Detour® Marks as part of its corporate or other legal name.

Master Licensee understands and agrees that Java Detour shall have the sole right to obtain or renew any trademark or service mark registration in the Territory that consists of or includes any of the Java Detour® Marks. None of the Java Detour® Marks has been registered or may be registerable in the Territory, and Java Detour makes no warranty that any Java Detour® Marks will be registered. Java Detour represents: that it has filed or will file an application for registration of the mark Java Detour in the Territory; that Java Detour will pursue the application diligently; and that Java Detour will make any reasonable alterations to the mark Java Detour as may be advisable to obtain registration. Master Licensee acknowledges and agrees that the denial of Java Detour's application will not be an event entitling Master Licensee to terminate this Agreement, to obtain a refund of any amount paid or owed to Java Detour, or otherwise to modify Master Licensee's obligations under this Agreement.

Master Licensee agrees to fully cooperate with Java Detour in recording this Agreement and in registering Master Licensee and any sub franchisee as an authorized user of the Java Detour® Marks with any governmental agency that Java Detour deems appropriate and necessary, and also to cooperate in canceling any applicable recordation and registration on termination or expiration of this Agreement and/or any sub franchise agreement. All such recordations, registrations and cancellations shall be at Master Licensee's expense. Master Licensee appoints Java Detour and/or the members of any law firm designated by Java Detour in writing to record, register or cancel Master Licensee as an authorized user of the Java Detour® Marks.

If Java Detour seeks registration of any part of the Java Detour Technology in the Territory, the terms of this Section 3 shall equally apply to any recordations, registrations and cancellations of any licenses related thereto.

Covenants of Master Licensee. With respect to Master Licensee's licensed use of the Proprietary Marks pursuant to this Agreement, Master Licensee covenants that:

(a) Master Licensee will use only the Proprietary Marks as are designated in writing by Java Detour for Master Licensee's use, and will use them only in the manner authorized and permitted by Java Detour;

(b) Master Licensee will use the Proprietary Marks only for the operation of the Licensed Business;

(c) Unless otherwise authorized or required by Java Detour, Master Licensee will operate and advertise the Licensed Business under the name of "Java Detour" without prefix or suffix;

(d) Master Licensee will not use the Proprietary Marks as part of Master Licensee's corporate or other legal name. Master Licensee will comply with Java Detour's instructions in filing and maintaining required trade name ("d/b/a") or fictitious name registrations. Master Licensee agrees to execute, during or after the term of the License, upon Java Detour's request, any consents necessary for the registration of Java Detour's corporate name in the country where Master Licensee conducts the Licensed Business;

(e) Master Licensee will execute any documents deemed necessary by Java Detour or Java Detour's counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability;

(f) In the event that litigation involving the Proprietary Marks is instituted or threatened against Master Licensee, Master Licensee will promptly notify Java Detour and will cooperate fully with Java Detour in defending or settling such litigation; and

(g) Master Licensee will not directly or indirectly contest the validity or ownership of the Proprietary Marks.

Acknowledgments of Master Licensee. Master Licensee expressly understands and acknowledges that:

(a) The Proprietary Marks are valid and serve to identify the System and those who are licensed or franchised under the System;

(b) Master Licensee's right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use will constitute an infringement of Java Detour's rights and a breach of this Agreement;

(c) Java Detour is the owner of all right, title, and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them;

(d) Master Licensee's use of the Proprietary Marks pursuant to this Agreement does not give Master Licensee any ownership interest or other interest in or to the Proprietary Marks or System, except the non-exclusive license granted herein;

(e) Upon transfer, expiration or termination of the License, any monetary amount assigned as "goodwill" in Master Licensee's financial books and records will not be deemed to refer to goodwill inherent in the Proprietary Marks or System; and

(f) The right and license of the Proprietary Marks granted to Master Licensee under this Agreement is non-exclusive, and Java Detour, subject to the terms of this Agreement thus may:

(1) Grant other licenses and franchises for the Proprietary Marks, in addition to those licenses and franchises already granted;

(2) Use the Proprietary Marks in connection with marketing and selling any products and services as Java Detour see fit; and

(3) Develop and establish other systems for the same or similar Proprietary Marks, or any other proprietary marks, and grant licenses or franchises for the use of other systems or marks, without any obligation to offer, sell or grant Franchisee any rights in those systems or marks.

4. BEST EFFORTS.

Master Licensee acknowledges that the degree of success and profitability experienced by Master Licensee in connection with the sale of subfranchises and the performance of Licensor Services/Products under this Agreement depends substantially on the efforts and management of Master Licensee and, therefore, Master Licensee agrees to diligently and fully exploit its rights under this License Agreement in every manner by devoting its best efforts and adequate time to promoting and selling subfranchises to qualified subfranchisees and to promoting and furnishing Licensor Services/Products to the general public in the Territory. Master Licensee will hire and retain at all times a qualified, approved sales trainer on staff.

5. FEES AND RELATED PROVISIONS.

A. In consideration of the exclusive right and license granted in Section 2, Master Licensee agrees to pay to Java Detour an initial license fee of $U.S. $100,000 due on execution hereof. The initial license fee shall be fully earned on payment to Java Detour and shall be nonrefundable. Subsequently, within 30 days of the sale of a subfranchise agreement, Java Detour shall be paid 8 ½ % of the initial franchisee fee charged to the subfranchisee. For this consideration, Java Detour agrees to train 2 representatives from each subfranchise sold. This training will take place in the U.S. at a location to be determined by Java Detour, Master Licensee agrees to pay all travel, lodging and meal expenses for trainees.

B. In consideration of the disclosure of confidential, proprietary and trade secret information comprising a part of Java Detour Technology, the provision of technical assistance, and the grant of the right to use the Java Detour Marks and certain other rights, Master Licensee shall pay to Java Detour, on the 30th day of each month, a continuing royalty fee equal to the higher of (i) 2% of the Gross Sales (as defined below) of any Company units owned or operated by Master Licensee and 2% of the Gross Sales of any sub franchise not owned by the Master Licensee in the preceding calendar month, or (ii) $U.S. $250 per month, starting in month 4 during year 1 of the initial term, $U.S. $500 per month during year 2 of the initial term, and $U.S. $750 per month during year 3 of the initial term, $U.S. $1000 per month during year 4 of the initial term and $U.S. $1500 per month during years 5 to 10 of the initial term. These minimum payment amounts constitute the total royalties of all operating units combined.

For the purposes of this Agreement, the term "Gross Sales" shall mean all receipts for Java Detour Services/Products and related services and products, including all cash receipts, the value of all services or products received for services or products provided, and all amounts charged, excluding excise, sales and use taxes, gross receipts taxes or similar taxes paid based on sales, if those taxes are separately stated when customers are charged, and also excluding bona fide refunds, allowance or discounts to customers.

Master Licensee shall establish and maintain a franchisee collections bank account in Master Licensee's name for the sole purpose of all collection of accounts receivable from sub franchisees and company owned customers, which deposits shall be made on a daily basis. Java Detour shall have the right to debit the Master Licensee's bank account, and shall collect all amounts due to Java Detour from the previous month from Master Licensee on the 30th of each month. This debit will only be performed after an invoice is created, based on information provided by Master Licensee and approved by Java Detour and Master Licensee. For purposes of this Agreement, the disbursement policy for collections is that all payments received by Java Detour on behalf of Master Licensee or its sub franchisees will be deposited directly in the account for the sole purpose of collecting and disbursing funds received. All funds deposited by each Thursday will be disbursed within the following 3 business days. All payments to Java Detour or its affiliates shall drafted by Java Detour on the 15th of each month. Insufficient funds constitute a default. If there is any dispute to any funds drafted by Java Detour, the dispute must be resolved within 30 days; however, Java Detour shall never lose its right to draft directly from the account as a signatory. Master Licensee agrees to promptly provide Java Detour with written responses to any questions from Java Detour about such statements. All payments to Java Detour shall be made free and clear of all taxes, duties, fees, imports and other levies, and the same shall not be deducted from any payments due Java Detour, except as may be required to comply with tax laws of the Territory; provided, however, that Master Licensee shall pay any amounts required to be deducted and withheld to competent taxing authorities and obtain and furnish Java Detour with official receipts for the same, so that Java Detour may obtain corresponding tax credits in the United States.

All amounts payable to Java Detour under this Agreement, whether for fees, reimbursements of expenses or otherwise, shall be payable in United States dollars (or as Java Detour may otherwise direct in writing), and shall be calculated and converted (to the extent necessary) according to the exchange rate in effect at the time payment is due, as quoted by a financial institution reasonably designated by Java Detour. All costs of currency exchange shall

be borne by Master Licensee. If any payment hereunder to Java Detour for any reason is not made in United States dollars, the amount of such payment shall be increased to the extent necessary to cover any currency exchange expenses to be incurred by Java Detour in converting such payment into United States dollars.

Any amount properly owing from Master Licensee to Java Detour under this Agreement, if not paid when due, shall bear interest at a rate equal to 1-1/2% per month, or the maximum rate permitted under applicable law, whichever is less, from 30 days after the date such amount was or would have been due until paid.

6. ACCOUNTING AND RECORDS.

Master Licensee, its Company-owned subfranchisees and all other subfranchisees shall maintain books and records which are adequate to clearly ascertain the amount of continuing royalty fees payable hereunder to Java Detour. Such books and records shall show clearly the Gross Sales of Master Licensee, its Company-owned subfranchisees and all other subfranchisees. Such books and records also shall reflect the amount of initial license fees or similar fees received by Master Licensee from all subfranchisees. Java Detour may, on reasonable advance notice to Master Licensee, inspect the books and records of Master Licensee and all or any subfranchisees of Master Licensee in connection with the business conducted by Master Licensee or such subfranchisees under this Agreement. Java Detour may, in its sole discretion, designate certified public accountants to examine such books and records to determine the accuracy of fees paid or to be paid under this Agreement. Java Detour shall pay the cost of such examination,unless the results of such examination indicate any deficiency equal to or greater than 5% of Gross Sales reported by Master Licensee, in which event Master Licensee shall bear the entire cost of such examination. Master Licensee agrees to furnish Java Detour annually while this Agreement is in effect with a financial report audited by Master Licensee's internal auditors and/or certified public accountants relating to the operations of Master Licensee under this Agreement. Master Licensee further agrees to furnish to Java Detour such other financial information Java Detour may from time to time reasonably request.

7. TERM.

This Agreement shall remain in effect for an initial term of 15 years starting from the date hereof, unless terminated sooner in the manner provided for herein. If Master Franchisee is in compliance with the terms of this Agreement, with the then current Operations Manual and has paid all monies due Java Detour, subject to and on the terms set forth in this Section 7, at the end of each term, the Master Franchisee shall be eligible for a ten year renewal term upon the signing of Master Franchisor's then-current master license agreement. If for any reason Master Licensee is not in compliance with the terms of this Agreement during the 90-day period prior to expiration of the initial term or any subsequent 10-year term, Java Detour may, at its option, preclude any extension of its term by notifying Master Licensee in writing of Java Detour's intent to not renew the Master License.

Not less than 90 days prior to the expiration of any terms, Master Licensee shall provide Java Detour with notice of its intention to extend this Agreement for an additional term of 10 years and Java Detour shall, on evaluating such factors as population growth and density,

business growth, economic conditions in the Territory, profitability of existing subfranchisees in the Territory and Java Detour's general strategy with respect to expansion in the Territory, determine if further development of the Territory is warranted. Java Detour shall provide Master Licensee with notice of its determination as to whether further development in the Territory is warranted. If further development is deemed warranted by Java Detour, then Java Detour and Master Licensee shall mutually agree on Master Licensee's development obligations for the subsequent 10-year term. If Java Detour and Master Licensee are unable to agree on such development obligations by the expiration of the then-current term, this Agreement shall immediately terminate or the geographic area covered by this Agreement shall be modified, as determined by Java Detour in its sole and absolute discretion. Java Detour may require, as conditions to any such extension, (i) that Master Licensee execute the then-current Java Detour Master License Agreement (with modifications appropriate for the Territory) and any ancillary agreements and other legal documents then customarily used by Java Detour for the extension of Master License Agreements, including a general release in favor of Java Detour, its officers, directors, agents, employees and affiliated companies, and (ii) that Master Licensee pay a $10,000 extension fee to Java Detour.

8. PILOT LOCATION; DEVELOPMENT OF JAVA DETOUR SUBFRANCHISES.

A. Master Licensee agrees to establish, within two hundred and seventy (270) days from the date hereof and within the Territory, a model location acceptable to Java Detour (the "Pilot Location"), either as a Company-owned location or a Company-owned sub franchisee. Throughout the term of this Agreement, Master Licensee, a Company-owned sub franchisee or an independent sub franchisee shall continuously maintain the Pilot Location or an alternate location acceptable to Java Detour for (i) promoting and providing Licensor Services/Products, (ii) testing new services, products and procedures, and (iii) training sub franchisees. Java Detour agrees not to unreasonably withhold its consent to the Pilot Location or any alternate location.

B. Subject to the terms of Section 8A, Master Licensee agrees that it will use its best efforts to maximize the sale of sub franchises (either to Company-owned sub franchisees or to independent sub franchisees) in the Territory during the term of this Agreement. Without limiting the foregoing obligation, Master Licensee agrees, at a minimum, to license and maintain in operation, by and as of the end of each year (measured from the date of this Agreement), the following cumulative number of locations (whether Company-owned locations, Company-owned sub franchisees, or independent sub franchisees, and including the Pilot Location) according to the schedule set forth below during years 1 to 5 of the initial term:

END OF YEAR	CUMULATIVE NUMBER OF SUBFRANCHISES AND COMPANY-OWNED LOCATIONS IN OPERATION AS OF YEAR END
1	1
2	3
3	5
4	7
5	10
TOTAL (Initial term):	15

C. If Master Licensee fails to meet its obligations in Sections 8A and 8B or both, Java Detour may elect to terminate Master Licensee's exclusive right to develop Java Detour businesses in the Territory, and may thereafter develop or license others with the non-exclusive rights to develop Java Detour businesses in the Territory.

9. OBLIGATIONS OF MASTER LICENSEE.

Master Licensee agrees to pay all of its obligations and liabilities to Java Detour, suppliers and creditors when due. Master Licensee shall be absolutely responsible and liable for the prompt payment of all taxes and duties, including income taxes, value added taxes, sales and use taxes, franchise taxes, gross receipts taxes, employee withholding taxes or similar taxes, as well as personal property and real estate taxes payable as a result of Master Licensee's business. Java Detour shall have no liability for these or any other taxes, and Master Licensee shall indemnify Java Detour for any such taxes that may be assessed or levied against Java Detour which arise or result from the license granted hereunder.

10. SUBFRANCHISE AGREEMENTS; SERVICING, TRAINING AND SUPERVISING SUBFRANCHISEES.

Master Licensee warrants, agrees and represents that (a) each subfranchisee selected by Master Licensee shall, in the opinion of Master Licensee, be of good moral character, and have sufficient business experience, aptitude and financial resources, to own and operate a Java Detour business; and (b) each subfranchisee of Master Licensee shall execute the form of standard subfranchise agreement approved by Java Detour. Master Licensee agrees that the standard subfranchise agreement to be executed by subfranchisees shall not be altered or modified in any respect, without the prior written approval of Java Detour. Master Licensee agrees, warrants and guarantees that it shall, at its sole expense, faithfully and vigorously enforce all of the terms of all subfranchise agreements with its subfranchisees and that it will take all

legal and other actions necessary to require its subfranchisees to comply with all terms of their subfranchise agreements.

Each sub franchise agreement shall provide that all rights and interests of the sub franchisee arise by virtue of Master Licensee's rights under this Agreement. Each sub franchise agreement also shall provide that if this Agreement is terminated or expires, within 60 days at Java Detour's option, Java Detour or its successor or assign shall be substituted in place of Master Licensee and assume all obligations and rights of Master Licensee under the sub franchise agreement. On the execution of each sub franchise agreement, Master Licensee shall execute and deliver to Java Detour an assignment (in the form designated by Java Detour) of all of Master Licensee's right, title and interest in and to such sub franchise agreement, provided that such assignment shall only be effective on (i) the termination or expiration of this Agreement, and (ii) the election by Java Detour, in its sole discretion, to accept the assignment of the sub franchise agreement. Each such assignment shall expressly inure to the benefit of Java Detour, its successors and assigns.

Master Licensee covenants that it shall perform all of the obligations of the sub franchise agreements, and shall employ and train such personnel as may be necessary to do so. Master Licensee acknowledges that it is solely responsible for performance of all obligations toward sub franchisees in the Territory in compliance with all the provisions of this Agreement, the Operations Manual and good business practices and shall in no way represent to any sub franchisee that Java Detour has any obligations towards such sub franchisee. Without limiting the generality of the foregoing, Master Licensee shall provide field support, guidance and assistance to sub franchisees on a continuing basis, as well as accounting and administrative support and guidelines, assistance in identifying and correcting operational problems and all other support services which Java Detour may from time to time require of the Master Licensee to properly service and support sub franchisees in the Territory.

Master Licensee shall be solely responsible for training all sub franchisees, and shall develop a training program for sub franchisees which meets Java Detour's requirements.

Master Licensee shall diligently supervise and monitor on a continuing basis all sub franchisees operating in the Territory to ensure compliance with their sub franchise agreements, the Operations Manual and Java Detour's quality control standards and specifications. Master Licensee shall report to Java Detour (or as it may request) on a regular basis (and from time to time as requested by Java Detour) with respect to all sub franchisees operating in the Territory. Java Detour shall have the right, in its sole discretion, to communicate with Master Licensee's sub franchisees if contact is initiated by the sub franchisee (Master Licensee will then be contacted and will deal directly with sub franchisee making contact), to discuss or monitor (i) Master Licensee's compliance with this Agreement, (ii) the sub franchisees' compliance with Java Detour's quality control standards and specifications, including a Customer Satisfaction Program, or (iii) any disputes between Master Licensee and its sub franchisees. Java Detour will work directly with Master Licensee on any sub franchisee compliance issues.

11. COMPLIANCE WITH TERRITORIAL LAWS.

Master Licensee agrees to comply with the requirements of all laws affecting Master Licensee's business hereunder, including all applicable laws from time to time in effect in any part of the Territory regarding the offer and sale of franchises in the Territory or relating to the ongoing relationship between a franchisor and a franchisee. In the marketing of subfranchises to prospective subfranchises, Master Licensee shall provide accurate information, shall not make any misrepresentations (whether innocent, negligent or fraudulent), shall not mislead prospective subfranchisees, and shall in all respects adhere to the highest standards of business ethics and integrity. Master Licensee shall indemnify and hold Java Detour harmless from and against any losses, damages, court costs or attorneys' fees sustained by Java Detour as a result of any activities of the Master Licensee in violation of territorial laws, including but not limited to, any such activities in the franchise selling process. In order to assist Master Licensee in effecting compliance with territorial laws, Java Detour shall provide Master Licensee, on request, such information relating to Java Detour as is available and shall otherwise assist Master Licensee in all reasonable ways in effecting such compliance, all at Master Licensee's expense. Master Licensee agrees to submit to Java Detour for approval, prior to filing with any territorial, provincial or municipal governmental entity, true copies of all documents required by any applicable laws to be filed or submitted by Master Licensee in connection with the business licensed under this Agreement.

Master Licensee acknowledges that Java Detour has supplied to Master Licensee all information concerning Java Detour and the development and operation of the business licensed hereunder that is required under United States law and the laws of the Territory and as Master Licensee deems necessary in order to make a determination to enter into this Agreement.

12. INDEPENDENT CONTRACTOR.

Nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, fiduciary or servant of the other party for any purpose whatsoever.

(a) During the term of the License, Master Licensee will hold itself out to the public as an independent contractor operating the Franchised Business under license. Master Licensee will display in a conspicuous place at each Location and on Master Licensee's business stationery, forms and advertising, a sign or notice to the effect that the business is independently owned and operated.

(b) Nothing in this Agreement authorizes Master Licensee to make any contract, agreement, warranty, or representation on behalf of Java Detour, or to incur any debt or obligation in the name of Java Detour. Java Detour will in no event be liable to any person as a result of any action by Franchisee.

(c) Master Franchisee shall conspicuously identify itself in all dealings with customers, suppliers, public officials personnel and others as the independent owner and operator of the business authorized under this Agreement, and shall place notices of independent

ownership and operation on signs, forms, business cards, stationery, advertising and other materials as Java Detour may require.

13. COMPLIANCE WITH STANDARDS AND SPECIFICATIONS.

Master Licensee acknowledges the reputation for quality associated with products sold and customer service in connection with the Java Detour Marks in the United States. Master Licensee agrees that it and its subfranchisees shall strictly adhere to the techniques, processes, standards, specifications and instructions set forth in the Operations Manual. The Operations Manual may be revised from time to time by Java Detour. Master Licensee agrees that Java Detour shall have access to the facilities of Master Licensee to observe the procedures, techniques and employees of Master Licensee and its subfranchisees, to inspect the premises, equipment and supplies of Master Licensee and its subfranchisees, and to observe Master Licensee's and its subfranchisees' employees as they perform their job requirements.

14. EQUIPMENT AND SUPPLIES, INITIAL ORDER FOR PRODUCTS.

A. All equipment and supplies (including, but not limited to, coffee and other marketed drinks) used by Master Licensee and its sub franchisees shall meet Java Detour's then-current standards and specifications. If Master Licensee elects to use equipment and supplies from a source other than Java Detour or a source previously approved by Java Detour, Master Licensee first shall submit such equipment and supplies to Java Detour or permit Java Detour access to such equipment and supplies in such other manner as Java Detour may agree, in order to allow Java Detour to determine whether its then-current standards and specifications are met. If Master Licensee elects to use supplies (including, but not limited to, coffee and other marketed drinks) from a source other than Java Detour or a source previously approved by Java Detour, Master Licensee first shall submit such supplies to Java Detour or an independent testing laboratory designated by Java Detour, in order to allow Java Detour to determine whether its then-current standards and specifications are met. Master Licensee agrees that the submission and reasonable testing of such equipment and supplies shall be at Master Licensee's expense, and Java Detour agrees not to unreasonably withhold approval of a source whose equipment or supplies are found to meet Java Detour's then-current standards and specifications.

B. Master Licensee acknowledges and agrees that if it purchases equipment or supplies from a source other than Java Detour, whether approved or unapproved, Java Detour is entitled to a fee equal of up to 4% of the purchase price of such equipment or supplies, other than dairy or pastry supplies which will have no fee. Master Licensee will provide upon demand by Java Detour invoices and documentation sufficient to determine the amount of fees owed to Java Detour for such purchases.

C. Master Licensee agrees that if any inspection by Java Detour discloses any deviation from Java Detour's then-current standards and specifications, Master Licensee shall immediately take such measures as may be prescribed by Java Detour to correct such deviation or Java Detour shall have the right to terminate this Agreement.

D. On receipt of written notice from Java Detour that Java Detour's standards and specifications have been revised or modified, Master Licensee shall promptly proceed to comply with Java Detour's revised or modified standards and specifications.

E. Subject to any negotiated provisions otherwise; Master Licensee will place an initial order for purchase of products during training at a site to be determined by Java Detour (or other training location). Such order will be paid for COD upon receipt, including freight cost. Java Detour has the option to ask that the shipment be secured with a Letter of Credit.

15. CONFIDENTIAL OPERATIONS MANUAL; TRADE SECRETS.

A. **Manual.** Java Detour will provide one copy of the Java Detour Confidential Operations Manual in English ("Manual") to Master Licensee, on loan, at or before the time when Master Licensee begins its initial training course. As used in this Agreement, the term "Manual" also includes all standards, policies and procedures set forth in writing by Java Detour, whether or not in book or binder form. Master Franchisee shall bear any costs associated with translating the manual into any other language. Master Franchisee acknowledges that the Manual is subject to the protection of United States copyright laws and of the copyright laws of the Territory; contains valuable confidential, proprietary and trade secret business information of Java Detour; and constitutes a portion of the Trade Secrets of Java Detour. Master Franchisee agrees not to make any reproductions of the Manual except for (i) employees of Master Franchisee who have a need to know the information in the manual and who have agreed in writing not to make any use or disclosure of such information except as authorized herein, and (ii) sub franchisees of Master Franchisee under sub franchise agreements containing non-disclosure provisions similar to this Section 15. The Manual shall at all times remain the exclusive property of Java Detour and shall be delivered to Java Detour on termination of this Agreement, together with all copies thereof and notes in the possession of Master Franchisee and its sub franchisees.

B. **Standards of Operation.** Master Licensee will operate its Licensed Business strictly in accordance with the Manual as it may be revised by Java Detour.

C. **Confidential.** Master Licensee will at all times treat the Manual and the information in it as confidential, in accordance with the requirements set forth herein. Master Licensee will not disclose, copy or use the Manual or the information in the Manual, except as specifically authorized by Java Detour.

D. **Protection of the Manual.** Master Licensee will keep the Manual in a secure place at all times. The Manual remains the property of Java Detour and must be returned to Java Detour promptly upon expiration or termination of the Master License, or at any earlier time upon Java Detour's request.

E. **Revisions.** Any revisions to the contents of the Manual will be deemed effective upon issuance by Java Detour, unless otherwise specified by Java Detour.

F. **Master Copy.** Master Licensee will at all times ensure that Master Licensee's copy of the Manual is kept current and up to date. If there is any dispute about the contents of the

Manual, the terms of the master copy of the Manual maintained by Java Detour at its headquarters will apply.

G. **Definition of "Confidential Information."** Confidential Information includes all information, data and techniques designated or treated by Java Detour as confidential, and all information, data and techniques embodied in the System, and all records and copies of such information, data and techniques, in any form. Without limiting the foregoing, Confidential Information includes trade secrets of the Licensed Business and trade secrets developed by Java Detour or any Java Detour licensee.

H. **Exclusions.** Confidential Information does not include information which, at the time when it was disclosed by Java Detour to Master Licensee, was already a part of the public domain; or which, after the time it was disclosed by Java Detour to Master Licensee, validly and legally becomes a part of the public domain.

I. **Confidential Treatment.** Master Licensee hereby agrees that:

(a) Master Licensee will not at any time disclose, copy or use any Confidential Information except as specifically authorized in writing by Java Detour;

(b) Master Licensee's obligation to maintain all Confidential Information as confidential applies both during and after the term of the Franchise;

(c) Master Licensee will use Confidential Information only for Master Licensee's operations under this Agreement and for no other purpose;

(d) Master Licensee will disclose Confidential Information only to Master Licensee's employees or agents as follows, and not to anyone else:

(1) Master Licensee may disclose Confidential Information to its employees and agents on a "need to know" basis only. Master Licensee may disclose Confidential Information only to individuals who need to know it in order to carry out their jobs, who have agreed not to make any use or disclosure of the same except as authorized herein and who have acknowledged no prior experience in the business as embodied in the System; provided, however, that, after the term of this Agreement, Master Franchisee may use any information that has become generally known or easily accessible to the public other than because of the breach by Master Franchisee or any officer, director or shareholder of Master Franchisee of any term of this Agreement. Master Licensee may disclose only so much of the Confidential Information as each individual needs to know in order to carry out his job;

(2) Master Licensee will inform Master Licensee's employees and agents that the Confidential Information is confidential and that they may not disclose, copy or use it in any unauthorized manner; and

(e) Master Licensee will obtain and maintain confidentiality agreements from all of Master Licensee's management employees and any agents of Master Licensee who have or

may have access to confidential information. Upon request by Java Detour, Master Licensee will deliver a copy of employee confidentiality agreements to Java Detour. The confidentiality agreements must be in a form satisfactory to Java Detour, and must provide that Java Detour is a third party beneficiary of, and has the independent right to enforce, the agreement.

(f) Subject to the limitations contained herein, Java Detour may share any Confidential Information with its parent, subsidiaries, affiliates and their franchisees or licensees ("related companies"), and may permit those related companies to use the Confidential Information in the operation of their businesses (which may offer similar products or services and may be located near Master Licensee's Territory), only if each related company receiving the Confidential Information: 1) is informed that Java Detour and/or its franchisees or licensees have rights to and are using the information; 2) expressly agrees to hold and use the information only on a confidential basis; and 3) expressly agrees to refrain from using the Confidential Information to intentionally interfere with Master Licensee 's relations with its franchisees and customers. Master Licensee acknowledges that Java Detour does not guaranty any related company's performance of any confidentiality agreement made in accordance with this Section. As used in this Section, "Confidential Information" means methods, procedures, products, specifications, data, techniques and know-how related to the sale and performance of products and all developments described in this Section; "Confidential Information" does not mean Master Licensee's financial information. However, so long as Master Licensee is not in default of this Agreement, Java Detour will not provide any confidential information for the Territory to any other entity in competition with Master Licensee, or to any business using the Java Detour name which is operating or plans to operate a business in the Territory.

J. Master Licensee agrees that all information, data, techniques and know-how developed or assembled by Master Licensee or Master Licensee's employees or agents during the term of the Master License and relating to the System will be deemed a part of the Confidential Information protected under this Agreement.

Master Franchisee acknowledges that any failure to comply with the requirements of this Section 15 shall constitute a material breach of this Agreement, and further, that a violation of the term of this Section 15 would result in irreparable injury to Java Detour for which no adequate remedy at law may be available. Accordingly, Master Franchisee and its officers, directors and shareholders consent to the issuance of an injunction or similar form of remedy prohibiting any conduct in violation of the terms of this Section 15, and agree to pay all expenses (including court costs and reasonable attorneys' fees) incurred by Java Detour in enforcing the terms of this Section 15.

16. COMPUTER / CASH REGISTER REQUIREMENTS

A. Computer / Cash Register Requirements. Master Licensee acknowledges that it may be necessary to use computer and cash register equipment for the efficient operation of the Master Licensed Business, and that such necessity is likely to change during the term of the Franchise according to the circumstances of the Master Licensed Business and the System. Java Detour and Master Licensee therefore agree that:

(a) Master Licensee will obtain and maintain computer / cash register hardware and software as required by Java Detour at Master Licensee's expense; and Master Licensee will use such hardware and software in the operation of the Master Licensed Business as directed by Java Detour. Java Detour will provide Master Licensee with standards and specifications for required computer products, instructions for use and updates of the same in the Manual. Master Licensee will obtain only approved computer / cash register products from designated vendors (as provided in Article 14), except that Master Licensee may obtain computer hardware from any vendor it chooses.

(b) Java Detour may add to, remove, substitute, or modify computer / cash register requirements in its discretion, and Master Licensee Franchisee will comply with such changes at its own expense. Java Detour will provide Master Licensee with standards and specifications for required computer products, instructions for use, and updates of the same in the Manual. Java Detour may require Master Licensee to obtain Internet access for computer communications, and obtain maintenance and/or service contracts at Master Licensee's expense. Master Licensee will obtain only approved computer / cash register products from designated vendors (as provided in Article 14), except that Master Licensee may obtain computer hardware from any vendor it chooses. Master Licensee may provide its own proprietary software to Master Licensee; and

(c) Java Detour will consider the expense of any proposed new requirements, and may consult with its Master Licensees regarding any proposal. Java Detour will endeavor to avoid placing an unreasonable burden on Master Licensee when imposing new requirements. Java Detour may negotiate supply contracts for hardware, etc., in its discretion.

17. SERVICE AND ASSISTANCE.

Java Detour shall furnish the following services and assistance to Master Licensee in connection with the business to be conducted under this Agreement:

A. Pre-opening services.

(1) Within 30 days of the signing of this agreement, Java Detour will provide a prototype, or sample plans and specifications for one or more existing Java Detour stores, to provide guidance in constructing tenant improvements, to furnishing and equipping a Java Detour store. Within 60 days, all existing plans will be provided. Tailoring these provided plans and specifications will be done at Master Licensee expense and will be subject to approval by Java Detour, which may not be unreasonably withheld.

(2) Initial training for 2 representatives of Master Licensee at a location designated by Java Detour. Java Detour shall provide the training at its expense, but Master Licensee shall be responsible for its and its representatives' wages, benefit, transportation, lodging, meal and other expenses. Further, Master Licensee shall be responsible for and shall indemnify Java Detour against the acts of and any injuries to Master Licensee or its representatives while receiving training. Training shall be conducted in connection with:

(a) Marketing

(b) Selling Sub franchises

(c) Store Operations

(d) Local Advertising and Marketing

(e) General Management

(f) Business Planning

(g) Confidential Operations Manual

After the completion of initial training in the United States, a representative or representatives of Java Detour shall send 2 Company representatives to the Territory to assist with the first grand opening. The purpose of this trip is to assist Master Licensee in establishing the business licensed hereunder. Java Detour shall bear all costs associated with such trip.

(3) Franchise Owner Profile Training;
1. Local Advertising and marketing
2. Staffing
3. Products
4. Signs
5. Quality Control
6. Records and Reports
7. Store Operations – all aspects

(4) Samples of forms and local advertising / marketing materials (in English).

B. **Continuing services.**

(1) Telephone consultation on a day-to-day basis.

(2) Consultation with Master Licensee in establishing an advertising and marketing program.

(3) Periodic suggestions on new marketing programs.

(4) Budgetary and financial analysis on request.

(5) Ongoing research and development pertaining to products, equipment and techniques.

(6) Annual international conference in the United States. Each conference will last about 2 days and will be designed to deal with common issues encountered by Master Licensees in the development of Java Detour businesses. Each conference will be conducted exclusively in English. Java Detour will provide Master Licensee with reasonable advance notice of the time and place of each conference. Java Detour reserves the right to require Master Licensee or a representative to attend any conference. In connection with attending a conference, Master Licensee will bear the cost of its and its representatives' wages, benefit, transportation, lodging, meal and other expenses.

(7) Periodic news bulletins.

In-country assistance at a fee of $500 U.S. per day per Java Detour representative (including travel time), plus all related food, travel lodging and other expenses incidental to such assistance, for a minimum of 4 days (assuming 2 days of travel and 2 days of in-country assistance). The fee must be prepaid by wire transfer. Expenses not prepaid will be invoiced by facsimile for remittance within 15 days of receipt of the invoice.

18. ADVERTISING.

Master Licensee shall advertise Licensor Products throughout the Territory. Master Licensee shall contribute and require its sub franchisees to contribute, on a monthly basis, at least 1% of Gross Sales to a fund managed by Master Licensee and used solely to finance such advertising.

In addition, Master Licensee and its subfranchisees shall maintain at all times during the terms of this Agreement, at Master Licensee's and its subfranchisees' expense, display advertisements in Master Licensee's and its subfranchisees' primary local telephone directories covering all areas serviced by Master Licensee and its subfranchisees. Such advertisements shall use and display the mark Java Detour, and shall be in the form and size and contain such wording as is approved in advance by Java Detour. Annually during the term of this Agreement, Master Licensee shall furnish Java Detour with proof of Master Licensee's and its subfranchisees' subscriptions to or renewal of such advertisements no later than 60 days before the local telephone companies' deadlines for receiving subscriptions to or renewals for the applicable telephone directories.

All advertisements placed by Master Licensee and its sub franchisees, in any medium, shall be dignified, shall conform to standards prescribed from time to time by Java Detour and shall display the Java Detour Mark in a manner approved by Java Detour.

Any web page advertisement must be reviewed and approved by Java Detour prior to use on the Internet. Additionally, Java Detour's worldwide website is the only authorized web site. The web site of Master Licensee should be accessed solely by a hyperlink in Java Detour's website.

19. NONCOMPETITION.

19.1 **Acknowledgments.** Master Licensee specifically acknowledges that Master Licensee has no previous experience in the business embodied by the System and that, pursuant to this Agreement, Master Licensee will receive valuable specialized training and information concerning the operational, sales, promotional, and marketing methods and techniques of Java Detour as embodied in the System.

19.2. **In-Term Covenants.** Throughout the term of the Master License, Master Licensee will not, either directly or indirectly:

(a) divert or attempt to divert any business or customer of the Licensed Business or of any franchisee to any competitor;

(b) solicit or hire any person who is at that time (or was within the previous six months) employed by Java Detour or Java Detour or by any other franchisee without the prior express permission of the employer; or

(c) engage in or have any interest in any business that is similar to the Franchised Business, or offers the same or similar products or services.

19.3. **Post-Term Covenant.** For a period of two years after the termination or expiration of the Master License for any reason, Master Licensee will not, either directly or indirectly:

(a) engage in or have any interest in any business that:

(1) is similar to the Licensed Business, or offers products or services that are the same or similar to those offered under the System at any time while this Agreement was in effect, and

(2) is located within the former Territory of Master Licensee; or

(b) use any Confidential Information for any purpose.

19.4. **Officers and Directors.** Master Franchisee shall require all officers, directors and shareholders of Master Franchise to enter into similar restrictive covenants for the benefit of Java Detour, and shall take all appropriate legal action necessary to enforce such covenants.

19.5 **Exception.** Sections 19.2(c) and 19.3 do not apply to ownership of less than 3% of the shares issued and outstanding of a publicly traded corporation.

Failure to comply with the requirements of this Section 19 shall constitute a material breach of this Agreement. Master Franchisee acknowledges that a violation of the terms of this Section 19 would result in irreparable injury to Java Detour for which no adequate remedy at law may be available. Master Franchisee and its officers, directors and shareholders accordingly consent to the issuance of an injunction or similar form of remedy prohibiting any conduct by Master Franchisee in violation of the terms of this Section 19.

20. TAXES AND DUTIES.

All value added, sales, use and similar taxes levied or require to be paid under any city, local, county, territorial, state, federal or other governmental law or regulations by virtue of this Agreement, shall be promptly paid by Master Licensee. Master Licensee also shall be responsible for, and shall pay, all duties imposed with respect to the importation of all materials, equipment and supplies relating to its business, including materials, equipment and supplies furnished by Java Detour. If Java Detour is required to pay any such taxes or duties, Master Licensee shall reimburse Java Detour therefore on demand.

21. INDEMNIFICATION; INSURANCE.

Master Licensee shall indemnify and hold harmless Java Detour, its subsidiaries and affiliates, and their respective officers, directors, shareholders employees and agents, against any and all taxes, suits, causes of action, liabilities, damages, claims and demands of any type whatsoever, arising out of the operation of the business conducted by Master Licensee or any of its sub franchisees, and against all costs, legal expenses and other expenses arising from or in connection with any suit proceeding or claim incident to any of the foregoing. Master Licensee shall maintain, at Master Licensee's expense, comprehensive automobile and liability insurance in the amount of $2,000,000.00 USD. Such insurance shall be with reliable companies, shall be of types and amounts satisfactory to Java Detour, and shall name and insure both Master Licensee and Java Detour. Master Licensee shall cause Java Detour to be furnished, on an annual basis, with certificates of insurance issued by said insurance companies, together with evidence showing that the premiums therefore have been paid. Such insurance shall not be changed or canceled without 60 days written notice to Java Detour.

22. IMPROVEMENTS AND MODIFICATIONS.

Master Licensee agrees that if it shall develop any new concept, process or improvement in the operation or promotion of the Java Detour Technology or the business licensed hereunder, it shall promptly notify Java Detour and provide Java Detour with all necessary information with respect thereto without compensation and that Java Detour may itself utilize or disclose such concepts, processes or improvements to other Java Detour franchisees.

Master Licensee acknowledges and agrees that Java Detour may from time to time change the components of the System, including, without limitation, Java Detour Technology, Licensor Services/Products, and the equipment and supplies used in the performance of Licensor Services/Products, in order to enhance the System and the goodwill associated therewith. Such changes may be made from time to time by changes in the contents of the Operations Manual, and Master Licensee shall abide by, and shall require its sub franchisees to abide by, any such changes.

23. TRANSFER BY JAVA DETOUR.

Java Detour may assign, encumber or otherwise transfer all or any part of its rights, interests or obligations under this Agreement to any person or entity.

24. TRANSFER BY MASTER LICENSEE.

Master Licensee and the owners of any interest in Master Licensee shall not assign, encumber or otherwise transfer this Agreement or any ownership interest in Master Licensee, in whole or in part, without the prior written consent of Java Detour. Java Detour shall not unreasonably withhold consent to transfer.

In determining whether it shall grant its consent to any proposed transfer, Java Detour shall be entitled to consider, without limitation, the following: (i) the proposed transferee's moral character, business reputation and ability to conduct the business licensed herein; and (ii) the

adequacy of the proposed transferee's financial resources and capital to successfully operate the business licensed herein.

Java Detour may condition its consent to any proposed transfer on: (i) payment of all amounts owed by Master Licensee or its shareholders or owners to Java Detour, its affiliates or any other party to whom Java Detour or its affiliates has any contingent liability; (ii) payment to Java Detour of a U.S. $10,000 transfer fee; (iii) reimbursement to Java Detour of all attorneys' fees, accountants' fees and other expenses incurred by Java Detour in connection with the transfer on demand; (iv) submission to Java Detour of copies of all written agreements relating to a proposed transfer, all financial statements of the proposed transferee in a form acceptable to Java Detour and a Franchise Application Form completed by the proposed transferee; (v) submission to Java Detour of any additional information Java Detour may request in order to determine if it should grant its consent to a proposed transfer; (vi) execution by Master Licensee of a general release, in form satisfactory to Java Detour, of any and all claims against Java Detour and its affiliates, officers, directors, employees and agents; (vii) submission to Java Detour of a written acknowledgement that the proposed transferee must complete the same initial training Java Detour requires of new franchisees as of the date of the proposed transfer, that Java Detour's consent to transfer will be conditioned on successful completion of initial training by the proposed transferee, and that the proposed transferee's failure to complete initial training promptly shall constitute a revocation of Java Detour's consent; and (viii) execution by the proposed transferee of Java Detour's then-current form of Master License Agreement (with modifications appropriate for the Territory).

In the event of the death or permanent disability of a shareholder or other owner of Master Licensee, said shareholder/owner's stock (or other ownership interest) may be transferred to said shareholder/owner's heirs or representatives by will or by operation of law, if such shareholder/owner's heirs or representatives agree in writing to be bound by all of the terms of this Agreement.

Except as expressly provided herein, the assignment, encumbrance or other transfer, either voluntarily or by operation of law, of any part of the capital stock of (or other ownership interest in) Master Licensee, without the prior written consent of Java Detour, shall constitute a material breach of this Agreement.

25. RIGHT OF FIRST REFUSAL.

If Master Licensee or any shareholder of (or other owner of an interest in) Master Licensee receives a bona fide arms length offer from any third party to purchase an interest in Master Licensee or Master Licensee's interest in this Agreement or in the business conducted hereunder, or if Master Licensee proposes to convert, assign or otherwise transfer Master Licensee's interest in this Agreement or in the business conducted hereunder, in whole or in part, to any third party, the shareholder/owner or Master Licensee, as the case may be, shall first offer to sell said interest to Java Detour. The seller shall make available to Java Detour in a written statement verified by the seller the terms of the offer received or made by the seller, and Java Detour shall have 30 days from the receipt of said statement to either accept or refuse such offer. Written notice of Java Detour's decision to accept or refuse said offer shall be delivered to the seller. Acceptance by Java Detour shall be on the same price and terms set forth in the written

statement submitted by the seller. If Java Detour fails to accept the offer within the 30-day period, the seller shall be free to effect the disposition described in the statement on the exact terms set forth in the statement delivered to Java Detour, subject to the terms of Section 23.

For a period of 3 years, Java Detour gives Master Licensee the right of first refusal on any bonafied third party offer to purchase the Master License rights to the United Kingdom for Java Detour. Java Detour estimates the asking price for Master License rights to the United Kingdom will be U.S. $250,000. This right of first refusal is good for 30 days from the date that Java Detour receives the written third party offer.

26. TERMINATION BY Java Detour.

This Agreement may be terminated as follows:

A. Master Licensee shall be deemed to be in default under this Agreement and Java Detour may, at its option, terminate this Agreement and all rights granted hereunder, effective immediately on giving notice of termination to Master Licensee, but without giving any notice of default or opportunity to cure the default, on the occurrence of any of the following events:

(1) if Master Licensee or any owner of an interest in Master Licensee is convicted of any criminal offense or engages in any conduct or practice that is reasonably likely, in the sole opinion of Java Detour, to adversely affect the System, the Java Detour Marks, the goodwill associated therewith or Java Detour's interest therein;

(2) if Master Licensee or any owner of an interest in Master Licensee breaches any term of Section 4, 15, 18, 23 or 24;

(3) if Master Licensee knowingly provides or submits any false records or reports to Java Detour or willfully or fraudulently misrepresents any fact or condition required to be disclosed hereunder;

(4) if Master Licensee makes, or purports to make, a bulk sale of its assets, other than as part of a transfer approved by Master Licensor;

(5) if Master Licensee or any owner of an interest in Master Licensee is adjudged bankrupt, becomes insolvent or makes a general assignment for the benefit of creditors, or if a receiver, guardian, conservator, trustee in bankruptcy or similar officer is appointed by a court of competent jurisdiction to take charge of all or any part of Master Licensee's or any such owner's property, or if any proceeding for a composition or similar arrangement with creditors under any law is instituted by or against Master Licensee or any owner of an interest in Master Licensee, or if a final judgment remains unsatisfied or of record for 30 days or longer against Master Licensee or any owner of an interest in Master Licensee, or if execution is levied against any of the assets of the Master Licensee or any owner of an interest in Master Licensee;

(6) if Master Licensee dies or becomes legally incompetent, or if Master Licensee is a corporation, partnership or entity of any other kind, is dissolved or liquidated or otherwise ceases to exist as a legal entity;

(7) if a Company-owned sub franchisee defaults under its sub franchise agreement and does not cure within the time limit therefore, or if any sub franchise agreement with a Company-owned sub franchisee is terminated prior to the expiration thereof;

(8) if Master Licensee disputes or contests, directly or indirectly, the ownership, validity or enforceability of the Java Detour Technology or the Java Detour Marks; or

(9) if Master Licensee promotes Licensor Services/Products outside the Territory, or uses the Java Detour Technology or the Java Detour Marks outside the Territory.

B. Subject to the provision in the last sentence in Section 8B, Master Licensee shall have 60 days after receipt of written notice of default from Java Detour in which to cure any failure by Master Licensee to meet the Development Schedule set forth in Section 8. If such failure to meet the Development Schedule is not cured within the said 60-day period, Java Detour may terminate this Agreement by giving written notice of such termination to Master Licensee.

C. Except for any events of default referred to in Sections 25A and 25B, Master Licensee shall have 30 days after receipt of written notice of default from Java Detour within which to cure any default and provide evidence of cure in the performance of Master Licensee's obligations and covenants hereunder. If any such default is not cured within said 30-day period, Java Detour may terminate this Agreement by giving written notice of such termination to Master Licensee. This includes, but is not limited to, any of the following events of default:

(a) Failure to comply with any of the standards or procedures prescribed by Java Detour in the Operations Manual or under the System;

(b) Any illegal, fraudulent, unfair or deceptive business practices, or any other conduct that may have an adverse effect on the public perception of the System or the Proprietary Marks;

(c) Failure to submit reports and other information as and when required by Java Detour;

(d) Misuse or unauthorized use of the System or the Proprietary Marks;

(e) Conducting any other business, or marketing any other products or services that Master Licensee reasonably considers to be similar to products or services authorized under the Agreement, or using any other name or marks that Java Detour reasonably considers to be similar to the Proprietary Marks;

(f) Failure to obtain Java Detour's prior approval or consent as required under this Agreement; and/or

(g) Default under any other agreement between Java Detour and Master Licensee.

D. If at any time Java Detour reasonably determines that Master Licensee is in material default under this Agreement, or that material default is imminent, Java Detour will

have the right (but no obligation) to appoint a temporary manager for the total operation Business. The temporary manager may be an employee of Java Detour or an independent contractor. All income received from the operation of the Business while it is under temporary management will be deposited in a separate account, from which expenses will be drawn. While the Business is under temporary management, Java Detour shall draw directly from Master Licensee's account a management fee up to 10% of the monthly Gross Revenues of the Business, in addition to all other Fees and other debts and obligations of Master Licensee to Java Detour. If Java Detour elects to appoint a temporary manager, Java Detour will have the right to discontinue the arrangement at any time, without prior notice. Java Detour will have no fiduciary obligation to Master Licensee or the Business and, while the temporary management arrangement is in effect, will be obligated to exercise reasonable efforts only. Java Detour will at all times retain all of its rights under this Agreement, including the right to terminate the License. Java Detour will not be liable for any debts, losses or obligations of the Business, whether incurred before, during or after the period of temporary management. If the income of the Business while under temporary management is insufficient to cover expenses, Java Detour will notify Master Licensee. Master Licensee will be responsible for providing and maintaining a sufficient balance of funds for the operation of the Business.

E. The termination of this Agreement shall be without prejudice to any remedy or cause of action which Java Detour may have against Master Licensee for the recovery of any amounts due Java Detour or any equipment or property of Java Detour, or to any other right of Java Detour to recover damages for any breach hereof.

27. TERMINATION BY MASTER LICENSEE.

This Agreement may be terminated by Master Licensee only if Java Detour fails to perform any of its obligations under this Agreement, and only if such failure is not corrected within 60 days after receipt by Java Detour of written notice thereof.

28. EFFECT OF TERMINATION.

A. On termination of this Agreement, whether by reason of lapse of time, default in performance or other reasons, Master Licensee and its Company-owned sub franchisees:

(1) shall immediately discontinue the use of the Java Detour® Marks, any marks confusingly similar thereto, and any and all signs and printed materials bearing said marks or any references thereto;

(2) shall immediately discontinue use of the Java Detour Products and Technology, and shall not operate or do business under any name or in any manner that might tend to give the general public the impression that this Agreement is still in force or that Master Licensee is still connected in any way with Java Detour, and if applicable, shall immediately amend the name under which it performed Licensor Services/Products under this Agreement, and delete from that name any references to the Java Detour® Marks or any marks confusingly similar thereto, and shall immediately thereafter furnish Java Detour evidence of the same;

(3) shall not avail itself of any of the confidential, proprietary or trade secret information imparted by Java Detour , nor disclose or reveal any such information, or any portion thereof, to others;

(4) shall promptly return to Java Detour the Operations Manual furnished herewith, and all copies thereof, together with any other materials containing confidential, proprietary or trade secret information.

(5) shall not (and it officers, directors and shareholders shall not) compete with Java Detour's business interests for 3 years; and

(7) shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the mark Java Detour® or any other Java Detour® Mark and assign all sub franchise contracts and the rights conferred under this Master License to Java Detour.

B. On termination of this Agreement for whatever reason, all sub franchise agreements in existence shall automatically transfer to Java Detour and Java Detour shall have no further obligation to Master Licensee; and Java Detour, its successor or assign, may assume all of Master Licensee's rights and obligations to all or any of its sub franchisees without payment of any fee to Master Licensee, under the assignments executed by Master Licensee in accordance with Section 10. Master Licensee hereby grants Java Detour a limited power of attorney to execute any and all documents in the name of the Master Licensee to assign all sub franchise agreements to Java Detour and has the right but not the obligation to take over the Business and operate the Business as the Master Licensee without any liability for any debts incurred by Master Licensee to any third parties.

29. NOTICES.

All notices required or permitted to be given hereunder shall be in writing, shall be mailed by certified or registered mail, return receipt requested, with postage thereon prepaid, or sent by expedited and receipted delivery, and shall be addressed to Java Detour or Master Licensee at the following address:

Java Detour;

2121 2nd Street, Building C, Suite 105
Davis, CA 95618
530-756-8020
Facsimile:

With copy to:

____
____
____
Facsimile: ____________________

Master Licensee:

____
____
____
Facsimile: ____________________

With copy to:

____
____
____
Facsimile: ____________________

If a party changes its address, it shall give written notice to the other party. Any notice given hereunder by certified or registered mail shall be deemed to have been given 15 days after the date of mailing, and any notice given hereunder by expedited delivery service shall be deemed to have been given 3 days after the date of sending, provided that any written notice, however given, shall be deemed to have been given no later than the date of its actual receipt. Except as expressly provided herein or designated by Java Detour, all payments required under this Agreement shall be made at Java Detour's office at the above address, and all deliveries of equipment and supplies from Java Detour to Master Licensee shall be made F.O.B. also at the above address.

30. SURVIVAL.

Any debts, obligations or liabilities accrued hereunder between the parties hereto, including but not limited to, Master Licensee's (and its officers', directors' and shareholders') obligations of indemnification, of nonuse and non-disclosure of confidential, proprietary or trade secret information under Section 15, and of non-competition under Section 18, shall survive the expiration, termination or transfer of this Agreement , regardless of reason.

31. SEVERABILITY.

If any term this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms of this Agreement shall nevertheless remain in full force and effect, and no term shall be dependent on any other term unless so expressed herein.

32. WAIVER.

Java Detour's failure to enforce or delay in enforcing any of its rights under this Agreement, including but not limited to, the right of termination because of breach by Master Licensee of any term of this Agreement, shall not be a waiver of Java Detour's rights, including but not limited to, the right of termination for the enforcement of any subsequent breach or breaches by Master Licensee of any term of this Agreement.

33. COST OF ENFORCEMENT.

If it becomes necessary for Java Detour to employ attorneys, bring an arbitration proceeding or institute any action at law or in equity against Master Licensee to secure or protect Java Detour's rights under this Agreement, or to enforce any of Master Licensee's covenants and obligations contained herein, Java Detour shall be entitled to recover from Master Licensee all reasonable attorneys' fees expended, together with court costs and all damages allowed by law.

If Master Licensee fails to perform any duty or obligation in accordance with this Agreement, Java Detour, at its option (but without any obligation to do so), may perform or attempt to perform such obligation or duty on behalf of Master Licensee. In such event, Master Licensee shall promptly pay to Java Detour on demand any amount expended by Java Detour in such performance or attempted performance.

34. ENTIRE AGREEMENT.

This Agreement (which includes the Exhibits attached hereto) contains the entire agreement of Java Detour and Master Licensee. Any representations, inducements, promises or agreements, oral or otherwise, of Java Detour or Master Licensee that are not set forth herein, or in a written amendment hereof executed by Java Detour and Master Licensee, shall not be of any force or effect, and shall not be binding on either Java Detour or Master Licensee. Master Licensee acknowledges that it has had an opportunity to ask questions of Java Detour and has received satisfactory answers concerning the business licensed hereunder and the operations of Java Detour.

35. ARBITRATION AND RELATED PROVISIONS.

A. Any dispute, claim or controversy arising out of or relating to this Agreement or other offer or execution of this Agreement, if not resolved by negotiation or mutually agreed mediation, shall be resolved solely and exclusively under the then-current International Arbitration Rules of the American Arbitration Association ("AAA"), and conducted in San Francisco, CA unless agreed otherwise by the parties in writing, by one (1) arbitrator who must have at least ten (10) years of franchise experience and appointed in accordance with such rules. Any award shall provide for interest from the date of the award until the award is paid in full, at

a rate of 9% per annun. The award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrator, and shall be enforceable free of any tax, deduction or offset. Java Detour and Master Licensee each consents to entry of judgment on the award of the arbitrator in any court having jurisdiction (including any court in the Territory having jurisdiction), or the grant of any application made to such court for a judicial acceptance of the award or an order of enforcement.

B. Java Detour and Master Licensee each waives any right or claim for any punitive or exemplary damages, tort damages, attorneys' fees and costs, against the other, and each agree, in the event of a dispute with the other, to be limited to the recovery of actual damages sustained. The arbitrator has no authority to make an award for punitive or exemplary damages, tort damages, attorneys' fees and costs.

C. Nothing in this Section 34 shall prevent Java Detour from obtaining temporary, preliminary or permanent injunctive relief from a court or agency of competent jurisdiction against conduct causing actual or threatened irreparable injury to Java Detour. Master Licensee acknowledges that any breach by Master Licensee of any term of Section 15 (CONFIDENTIAL OPERATIONS MANUAL; TRADE SECRETS) or Section 18 (NONCOMPETITION) would cause irreparable injury to Java Detour for which no adequate remedy at law may be available. Accordingly, Master Licensee consents to the issuance of injunctive relief prohibiting any conduct by Master Licensee in violation of any term of those Sections. The amount of the bond, if any, required to be posted by Java Detour is $10,000.

D. Unless Java Detour seeks relief from a court or agency in the Territory that operates using another language, any arbitration or other proceeding relating to this Agreement shall be conducted in English.

36. FORCE MAJEURE.

If Java Detour or Master Licensee shall be delayed in, hindered in or prevented from, the performance of any act required hereunder by reason of fire, casualty, strikes, lockouts, labor trouble, inability to procure materials or supplies, failure of power, governmental authority, riots, insurrections, war or other reason of like nature, where such delay, hindrance or prevention of performance shall not be within reasonable control of the part obligated to perform and not be avoidable by diligence, the party so delayed shall promptly give notice to the other party, and performance of such act shall be excused for such period of delay.

37. TRANSLATION.

To the extent deemed necessary by Master Licensee or Java Detour, as applicable, Master Licensee or Java Detour may appoint a translator to translate (at Master Licensee's expense) this Agreement and related materials correspondence or notices into a language other than English. All correspondence and all notices required or permitted hereunder from one party to the other shall be in English, without any translation required. The English version of this Agreement and related materials, correspondence or notices shall control over any other versions.

38. GUARANTIES.

All shareholders of Master Licensee, and all holders of any other ownership interest in Master Licensee, shall execute the Guaranty attached hereto as Exhibit B, thereby guaranteeing to Java Detour the obligations of Master Licensee and themselves under this Agreement. Failure to provide such Guaranty shall constitute a material default under this Agreement.

39. CORPORATE OR OTHER FORM OF MASTER LICENSEE.

If Master Licensee is conducting business in a corporate, partnership or similar form, Master Licensee shall furnish such evidence of its existence and good standing under the laws of the Territory as Java Detour may request. Additionally, Master Licensee shall cause all certificates or instruments representing ownership interest in the Master Licensee to bear a legend on their face to the effect that transfers of the interests represented by such certificates or instruments are subject to the consent of Java Detour under this Agreement.

40. GOVERNMENTAL APPROVALS.

Master Licensee shall obtain all required approvals, consents, permits and licenses necessary from government agencies in the Territory to enter into, make enforceable the terms of, or perform under, this Agreement. In this connection, Java Detour will assist Master Licensee in responding to inquiries from such government agencies, but Master Licensee will be responsible for the cost of any translation of this Agreement or any other document required by such government agencies (which translation, however, will be subject to Java Detour's approval before its use). If, at any time before approval of this Agreement or during the term of this Agreement, any government agency in the Territory requires, directly or indirectly, alteration or modification of any term of this agreement, or of the performance of the parties under this Agreement, the parties shall use their best efforts to comply with such requirement. If, however, either of the parties considers the requirement to be material and adverse to it, then that party may terminate this Agreement by giving written notice to that effect to the other party. If required, at Master Licensee's cost, Master Licensee will submit advertising or promotional materials (whether prepared by or under the directions of Java Detour or Master Licensee) to any appropriate government agency for review and approval. If the government agency requires Master Licensee to revise any advertising or promotional materials as a condition of approval, Master Licensee will submit the revised advertising or promotional materials to Java Detour for approval before their use. Nothing in this paragraph shall make the California Franchise Investment Law or Franchise Relations Act applicable to the making or enforcement of this agreement or the relationship created hereby.

41. GOVERNING LAW.

This agreement shall be governed by the laws of California, United States without giving effect to the choice of law principles thereof; provided that if any term of this Agreement is not enforceable under the laws of California, that term shall be governed by the laws of the Territory.

42. ACKNOWLEDGMENTS.

A. Master Licensee acknowledges that it has no prior experience in the business as embodied in the System, and that, pursuant to this Agreement, it will receive valuable specialized training and information concerning operational sales, promotional and marketing methods and techniques of Java Detour as embodied in the System.

B. Master Licensee acknowledges that the System and the Java Detour Marks will continue to evolve in order to reflect changing market conditions, and to meet new and changing consumer and technology demands; and that variations and additions to the System may be required in order to preserve and enhance the public image of the Java Detour Marks and to ensure the continuing operational efficiency of Java Detour businesses generally.

C. Master Licensee acknowledges that Java Detour made no representations or promises to Master Licensee, or reached any arrangements, understandings or agreements with Master Licensee, except as set forth in this Agreement and, in particular, that Java Detour has made no promises to Master Licensee regarding now or in the future granting Master Licensee rights to operate Java Detour businesses outside of the Territory.

D. Master Licensee acknowledges that its investment is a speculative investment, that the most important factors in the success of any Java Detour business is the operator's personal business, marketing, sales, management and other skills, and that any investment by Master Licensee may be a risk and may not be recovered. Master Licensee represents and warrants that it has, before signing this Agreement, conducted an independent investigation of this venture and that in making the decision to enter into this Agreement and any related agreements, Master Licensee is relying on its personal knowledge of the market in the Territory and its own business abilities and efforts, which will be essential to its possible success.

E. Master Licensee acknowledges and represents that it has, before executing this Agreement, obtained the advice of independent legal counsel experienced in licensing or franchising matters.

F. Master Licensee acknowledges that it has not received or relied on any warranty or representations express or implied, as to the potential volume, profits or success of the business contemplated by this Agreement.

G. Master Licensee and Java Detour have each been represented by counsel in the negotiation and drafting of this Agreement and both have participated in its drafting. This Agreement shall not be construed against either party on the basis of having drafted it.

THIS AGREEMENT is executed this 7 day of 9, 2006.

JAVA DETOUR

By: ____________________

Title: CEO

MASTER LICENSEE

By: ______________________

Title: ______________________

JAVA DETOUR MARKS

EXHIBIT B

GUARANTY

As an inducement to Java Detour to execute that certain Master License Agreement dated ________________, 200__, with ("Master Licensee"), ____________________________________, the undersigned, jointly and severally, hereby agree to be individually bound by all the terms of the above Master License Agreement, including any amendments or modifications thereto whenever made (hereinafter the "Agreement"), and unconditionally and irrevocably guarantee to Java Detour and its successors and assigns that all of the obligations of Master Licensee under the Agreement will be punctually paid and performed. Without limiting the generality of the foregoing, the undersigned jointly and severally agree to be individually bound by the terms of Sections 15, 18, 23 and 24 of the Agreement.

On default by Master Licensee or notice from Java Detour, the undersigned will immediately make each payment and perform each obligation required of Master Licensee under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Java Detour may, without notice to the undersigned, extend, modify, amend or release any indebtedness or obligation of Master Licensee, or may settle, adjust or compromise any claims against Master Licensee.

The undersigned waive all demands and notice of every kind with respect to this Guaranty and the Agreement, including, without limitation, notice of: the amendment or modification of this Guaranty or the Agreement; the demand for payment or performance by Master Licensee; any default by Master Licensee or any guarantor; any release of any guarantor or other security for this Agreement or the obligations of Master Licensee.

Java Detour may pursue its rights against the undersigned without first exhausting its remedies against Master Licensee and without joining any other guarantor hereto. No delay on the part of Java Detour in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by Java Detour of any right or remedy shall preclude the further exercise of such right or remedy.

On the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty, but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors hereunder will continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this _____ day of _____________, 200___.

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GUARANTOR
Name:_________________________
Address:
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GUARANTOR
Name:_________________________
Address:
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GUARANTOR
Name:_________________________
Address:
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